Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-112826, 333-131751, 333-123638, 333-134500 and 333-140136) pertaining to the Renovis, Inc. Amended and Restated 2003 Stock Plan, Amended and Restated 2003 Equity Incentive Plan, 2000 Equity Incentive Plan, Stand-Alone Option Grant to Marlene F. Perry, 2005 Employment Commencement Incentive Plan, 2006 Employment Commencement Incentive Plan, 2007 Employment Commencement Incentive Plan and the Employee Stock Purchase Plan, and in the Registration Statements (Form S-3 Nos. 333-137900 and 333-122762) of our reports dated March 11, 2008 with respect to the financial statements of Renovis, Inc. and the effectiveness of internal control over financial reporting of Renovis, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Palo Alto, California

March 11, 2008